Exhibit 10.1


                 Description of Performance Based Incentive Plan
                     Bonus Criterion for Calendar Year 2006

The following senior executive officers of Wynn Resorts, Limited (the "Company") are participants in the Company's Performance Based Incentive Plan for Executive Officers (the "Incentive Plan") for the fiscal year 2006: Stephen A. Wynn, Chief Executive Officer; Ronald J. Kramer, President; Marc. D. Schorr, Chief Operating Officer; John Strzemp, Chief Financial Officer; Linda Chen, President, Wynn International Marketing and Andrew Pascal, Chief Operating Officer and President, Wynn Las Vegas, LLC. On March 28, 2006, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") approved performance criterion applicable to the payment of bonuses for the calendar year 2006 under the Incentive Plan.

The approved performance criterion is an EBITDA target for the Company's Wynn Las Vegas project.

Achievement of all of the performance objectives could result in maximum bonuses under the Incentive Plan for Mr. Wynn of 250% of his base salary, for Messrs. Kramer, Schorr and Pascal and Ms. Chen of 200% of their annual base salary and for Mr. Strzemp of 100% of his base salary (determined in accordance with the Incentive Plan). The earned bonus for each executive shall be subject to (i) downward (but not upward) discretionary adjustments, if any, as determined by the Compensation Committee, and (ii) any maximum bonus amount set forth in the Incentive Plan. The Compensation Committee will determine whether the performance objectives were reached after the end of the calendar year 2006, and any bonus payments will be made early in 2007.